Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing and Public Relations 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Solid Financial Results for Fiscal Year 2023, with Net Income Per Share of $0.22, 23% Operating Margin and Increased Working Capital

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SAN ANTONIO–November 16, 2023–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold to airlines, is pleased to report financial results for the fiscal year ended June 30, 2023. For the 12-month period, net income was $3.1 million, or $0.22 per share, and operating income was $3.5 million. Operating margin was a healthy 23% on operating revenues of $15.1 million, despite average assets under management (AAUM) declining 35.6%, from $3.9 billion during fiscal 2022 to $2.5 billion during the fiscal year ended June 30, 2023.

As of June 30, 2023, the Company had net working capital of approximately $37.4 million, over a 10% increase from June 30, 2022. With approximately $25.4 million in cash and cash equivalents and $12.9 million in securities recorded at fair value, excluding convertible securities, the Company has adequate liquidity to meet its current obligations.

Now that this 10-K is filed, the Company will begin working diligently on the September 10-Q. The 10-Q is typically filed about 45 days after quarter end, and the Company believes it will file the September 30, 2023, 10-Q within 45 days after filing the 10-K.

Enhanced Share Repurchase Program, Monthly GROW Dividends

For the quarter ended June 30, 2023, the Company purchased a total of 91,845 class A shares using cash of $257,000. This is more than double the number of shares that the Company repurchased during the same period a year earlier. The repurchase program has been in place since December 2012, and the Board of Directors (the “Board”) has renewed the repurchase program each calendar year. The Company buys back stock on flat or down days.

The Board has authorized payment of the $0.0075 per share per month dividend beginning in October 2023 and continuing through December 2023. The record dates were October 9, November 13 and December 11, and the payment dates were October 23, November 27 and December 26. Payment of cash dividends is within the discretion of the Board and is dependent on earnings, operations, capital requirements, general financial condition of the Company and general business conditions. Dividends totaling $1.1 million were paid to holders of class A common stock in fiscal year 2023.

JETS Has Remained Resilient in the Face of Negative Sentiment

Fiscal year 2023 was a challenging one for attracting new assets, as investors exercised caution in the face of stubborn inflation, decades-high interest rates, geopolitical risks and recession fears. In the first eight months of 2023, investors pulled more than $90 billion from U.S. stock mutual funds and ETFs, according to Morningstar. Short-term bond funds lost $6 billion in August, extending the selloff to a record 21 months, while commodities funds lost $25 billion in the 12 months ended August 31.

“Like the rest of the market, the U.S. Global Jets ETF (NYSE: JETS), our largest ETF, saw outflows in the first half of fiscal 2023 as investors took some risk off the table,” says Frank Holmes, the Company’s CEO and Chief Investment Officer. “However, we remain optimistic that investors will return now that demand for commercial air travel continues to match and even exceed pre-pandemic levels. Due to the summer travel boom, American Airlines, Delta Air Lines and United Airlines—three of the top four holdings in JETS—all reported sustainable revenue growth and record net income for the quarter ended June 30, 2023, a testament to the industry’s resilience and ability to navigate economic uncertainty. Carriers are also reporting rising free cash flow quarter-over-quarter, which may help offset higher fuel and labor costs. JETS has defied the doomsayers, beating global airline stocks and the S&P 500 for the 12-month period ended June 30.”

“JETS is truly a global ETF, currently available to trade in New York City; Mexico City; Lima, Peru; Europe; and the United Kingdom,” Mr. Holmes continues. “It can also be found on multiple trading platforms, including Merrill, which was the latest platform to add the airlines ETF to its list of offerings earlier this year.”

Selected Financial Data-: (dollars in thousands, except per share data)

	Year ended June 30,
	2023	2022
Operating Revenues	$15,074	$24,714
Operating Expenses	11,549	13,601
Operating Income	3,525	11,113

Total Other Income (Loss)	558	(6,145)
Income Before Income Taxes	4,083	4,968

Income Tax Expense	934	1,528
Net Income	$3,149	$3,440

Net income per share (basic and diluted)	$0.22	$0.23

Weighted avg. common shares outstanding (basic)	14,638,833	15,010,138
Weighted avg. common shares outstanding (diluted)	14,639,069	15,011,128

Avg. assets under management (billions)	$2.5	$3.9

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment advisory services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. U.S. Global mutual funds are distributed by Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Past performance does not guarantee future results.

Total Annualized Returns as of 06/30/2023:

Fund	One-Year	Five-Year	Ten-Year	Since Inception	Expense Ratio
U.S. Global Jets ETF (JETS) NAV	30.09%	-5.34%	n/a	-1.29% (4/28/2015)	0.60%
U.S. Global Jets ETF (JETS) Market Price	29.82%	-5.33%	n/a	-1.29% (4/28/2015)	0.60%
S&P 500 Index	19.59%	12.31%	12.86%	n/a	n/a
Bloomberg World Airlines Index	18.52%	-22.16%	33.80%	10.86% (12/31/1999)	n/a

The performance data quoted represents past performance. Past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investor's shares, when sold or redeemed, may be worth more or less than their original cost and current performance may be lower or higher than the performance quoted. Short term performance, in particular, is not a good indication of the fund’s future performance, and an investment should not be made based solely on returns. For SEA performance data current to the most recent month-end, please visit www.usglobaletfs.com, or call 617.786.3000.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS is distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Because the funds concentrate their investments in specific industries, the funds may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The funds are non-diversified, meaning they may concentrate more of their assets in a smaller number of issuers than diversified funds. The funds invest in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The funds may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies. The performance of the funds may diverge from that of the index. Because the funds may employ a representative sampling strategy and may also invest in securities that are not included in the index, the funds may experience tracking error to a greater extent than funds that seek to replicate an index. The funds are not actively managed and may be affected by a general decline in market segments related to the index. Airline Companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. By investing in a specific geographic region, such as China and/or Taiwan, a regional ETFs returns and share price may be more volatile than those of a less concentrated portfolio.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

The S&P 500 is widely regarded as the best single gauge of large-cap U.S. equities and serves as the foundation for a wide range of investment products. The index includes 500 leading companies and captures approximately 80% coverage of available market capitalization. The Bloomberg World Airlines Index is a capitalization-weighted index of the leading airlines stocks in the World.

It is not possible to invest in an index.